Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES APPOINTMENT OF BRETT ICAHN TO THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma, July 22, 2025 / PRNewswire / -- SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced that Brett Icahn will become a director of the Company effective August 1, 2025, increasing the Board size to six members.

Brett Icahn (age 45) is a respected American investor and portfolio manager, currently serving as a member of the board of Icahn Enterprises L.P. and a Portfolio Manager at Icahn Capital LP, a subsidiary of Icahn Enterprises. Icahn Enterprises is a diversified holding company engaged in a wide range of sectors, including investment, automotive, energy, food packaging, metals, real estate, and home fashion. Since October 2020, Mr. Icahn has played a leading role in managing the investment strategy for Icahn Capital. Prior to that, from 2017 to 2020, he served as a consultant to Icahn Enterprises, where he provided exclusive investment advice to Carl C. Icahn, focusing on capital allocation across the firm’s operating subsidiaries and investment portfolio.

In addition to the board of Icahn Enterprises L.P., Mr. Icahn currently serves on the board of Bausch Health Companies Inc. (since March 2021), and on the board of Bausch + Lomb Corporation (since June 2022). In the last five years, Mr. Icahn has previously served on the boards of Dana Inc. and Newell Brands Inc. Prior to then, Mr. Icahn has previously served on the boards of American Railcar Industries, Inc., Cadus Corporation, Nuance Communications, Inc., Take-Two Interactive Software Inc., The Hain Celestial Group, Inc., and Voltari Corporation (previously known as Motricity Inc.).

Known for his analytical rigor and long-term investment perspective, Brett Icahn has played a key role in numerous high-profile investment decisions and activist campaigns. His career reflects a deep commitment to shareholder value and responsible corporate governance.

Mr. Vince Intrieri, Chairman of the Board of SandRidge commented, “We are so pleased to welcome Brett Icahn to our Board of Directors. His appointment reflects the strong commitment of our major shareholders to the long-term success of our company. We look forward to benefiting from his insight and experience as we continue to execute our strategy and create value for all stakeholders.”

Mr. Brett Icahn commented, “I am very pleased to be joining the Board and excited to work alongside such a talented leadership team. I look forward to contributing meaningfully to the company’s continued growth and success, and to representing the interests of all shareholders as we pursue long-term value creation.”

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma, Texas, and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com